AGREEMENT AND PLAN OF MERGER

by and between

MYEH CORPORATION,

MYEH ACQUISITION CORPORATION

and

MYERS INDUSTRIES, INC.

Dated as of April 24, 2007

Table of Contents

ARTICLE I
DEFINITIONS
Section 1.1	Certain Definitions
Section 1.2	Other Defined Terms

ARTICLE II
THE TRANSACTIONS

Section 2.1	The Merger
Section 2.2	Closing
Section 2.3	Effective Time
Section 2.4	Effects of the Merger
Section 2.5	Articles of Incorporation; Code of Regulations
Section 2.6	Directors and Officers

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL SHARES

Section 3.1	Effect on Capital Shares
Section 3.2	Surrender of Certificates
Section 3.3	Dissenting Shares.
Section 3.4	Adjustments to Prevent Dilution
Section 3.5	Treatment of Options and Other Equity Awards

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization; Power; Qualification
Section 4.2	Corporate Authorization; Enforceability
Section 4.3	Capitalization; Options
Section 4.4	Subsidiaries
Section 4.5	Governmental Concerns
Section 4.6	Non-Contravention
Section 4.7	Voting
Section 4.8	Financial Reports and SEC Documents
Section 4.9	No Undisclosed Liabilities
Section 4.10	Absence of Certain Changes or Events
Section 4.11	Litigation
Section 4.12	Contracts
Section 4.13	Employee Compensation and Benefit Plans; ERISA
Section 4.14	Labor Matters
Section 4.15	Taxes.
Section 4.16	Environmental Liability
Section 4.17	Title to Real Properties
Section 4.18	Permits; Compliance with Laws
Section 4.19	Intellectual Property.
Section 4.20	Takeover Statutes
Section 4.21	Interested Party Transactions
Section 4.22	Information Supplied
Section 4.23	Foreign Corrupt Practices Act
Section 4.24	Purchase and Sale Agreements
Section 4.25	Opinion of Financial Advisors
Section 4.26	Brokers and Finders

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Section 5.1	Organization
Section 5.2	Corporate Authorization
Section 5.3	Enforceability
Section 5.4	Governmental Authorizations
Section 5.5	Non-Contravention
Section 5.6	Information Supplied
Section 5.7	Financing
Section 5.8	Capitalization of MergerCo

ARTICLE VI
COVENANTS

Section 6.1	Conduct of Business Prior to the Closing
Section 6.2	Other Actions
Section 6.3	Access to Information; Confidentiality
Section 6.4	No Solicitation
Section 6.5	Notices of Certain Events
Section 6.6	Proxy Material; Shareholder Meeting
Section 6.7	Employees; Benefit Plans
Section 6.8	Directors' and Officers' Indemnification and Insurance
Section 6.9	Reasonable Efforts
Section 6.10	Public Announcements
Section 6.11	Stock Exchange Listing
Section 6.12	Fees and Expenses
Section 6.13	Takeover Statutes
Section 6.14	Financing
Section 6.15	Resignations
Section 6.16	Shareholder Litigation

ARTICLE VII
CONDITIONS

Section 7.1	Mutual Conditions to Closing
Section 7.2	Conditions to Obligation of Parent and MergerCo
Section 7.3	Conditions to Obligation of the Company

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination by Mutual Consent	*
Section 8.2	Termination by Either MergerCo or the Company
Section 8.3	Termination by Parent
Section 8.4	Termination by the Company
Section 8.5	Effect of Termination
Section 8.6	Fees and Expenses
Section 8.7	Amendment
Section 8.8	Extension; Waiver

ARTICLE IX
MISCELLANEOUS

Section 9.1	Interpretation
Section 9.2	Survival
Section 9.3	Governing Law
Section 9.4	Submission to Jurisdiction
Section 9.5	Waiver of Jury Trial
Section 9.6	Notices
Section 9.7	Entire Agreement
Section 9.8	No Third-Party Beneficiaries
Section 9.9	Severability
Section 9.10	Rules of Construction
Section 9.11	Assignment
Section 9.12	Remedies
Section 9.13	Time is of the Essence; Computation of Time
Section 9.14	Counterparts; Effectiveness

AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 24, 2007, between MYEH Corporation, a Delaware corporation ("Parent"), MYEH Acquisition Corporation, an Ohio corporation ("MergerCo") and Myers Industries, Inc., an Ohio corporation (the "Company").

RECITALS

                WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

                WHEREAS, in the Merger (as defined below), upon the terms and subject to the conditions of this Agreement, each share of common stock, without par value, of the Company (the "Common Shares") will be converted into the right to receive the Merger Consideration (as defined below);

                WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee (as defined below), has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below) and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

                WHEREAS, the Board of Directors of each of Parent and MergerCo has unanimously approved this Agreement and declared it advisable for Parent and MergerCo (as applicable) to enter into this Agreement;

                WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company's willingness to enter into this Agreement, each of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI GmbH & Co. KG (the "Guarantors") are entering into a guarantee (the "Guarantees") in favor of the Company, pursuant to which the Guarantors are guaranteeing certain obligations of Parent and MergerCo in connection with this Agreement;

                WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent's and MergerCo's willingness to enter into this Agreement, the Company, Parent, MergerCo and certain shareholders of the Company are entering into a voting agreement, of even date herewith (the "Voting Agreement") pursuant to which such shareholders have agreed, subject to the terms thereof, to vote his, her or its Shares (defined below) in favor of adoption of this Agreement; and

                WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

                NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

                        Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

                        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

                        "Business Day" means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

                        "Code" means the Internal Revenue Code of 1986, as amended.

                        "Company Benefit Plan" means each "employee benefit plan" within the meaning of Section 3(3) of ERISA, other than Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

                        "Company Contract" means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

                        "Company Intellectual Property" means all Intellectual Property which is owned, used or held for use in connection with the business of the Company and its Subsidiaries.

                        "Company Material Adverse Effect" means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses and the geographic locations in which the Company and its Subsidiaries operate, (B) the announcement of this Agreement and the transactions contemplated hereby, (C) any act of war or terrorism, (D) changes, after the date hereof, in GAAP or Laws, in each case applicable to the Company, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses and the geographic locations in which the Company and its Subsidiaries operate; (E) any decline in the trading price of the Company's Common Shares; or (F) any shareholder litigation challenging this Agreement or the consummation of the Merger, or any effect resulting therefrom; or (ii) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

                        "Company Organizational Documents" means the articles of incorporation and code of regulations (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

                        "Confidentiality Agreement" means that certain confidentiality agreement by and between the Company and GS Capital Partners VI, L.P., dated November 7, 2006.

                        "Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

                        "Environmental Claims" means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, investigations, inquiries, proceedings or notices , alleging (x) violation of, or liability under, Environmental Law, or (y) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

                        "Environmental Laws" means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment or human health and safety as in effect on the date of this Agreement.

                        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

                        "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                        "Hazardous Materials" means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material; or (iii) any other substance that is regulated or that gives rise to liability, under any Environmental Laws.

                        "Intellectual Property" means all intellectual property, including, but not limited to, all patents and patent applications and any reissues, revisions, extensions, divisions, continuations, continuations-in-part and re-examinations thereof; statutory or common law copyrights and any renewals thereof; trademarks, trade names, service marks, and all goodwill associated therewith; domain names; all registrations and applications for any of the foregoing; software; design rights; and trade secrets and confidential business information (including all data and information, know-how, ideas, developments, drawings, specifications, bills of material, proprietary molds, methods, processes, techniques, formulae, compositions, supplier lists, customer lists, pricing and cost information, marketing information and plans, sales and promotional materials, and business plans).

                        "Knowledge" means, when used with respect to the Company or its Subsidiaries, the actual knowledge of any of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

                        "Laws" means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

                        "Liens" means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

                        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                        "OGCL" means Chapter 1701 of the Ohio Revised Code.

                        "Orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

                        "Parent Material Adverse Effect" means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would reasonably be expected to prevent Parent or MergerCo from performing their obligations under this Agreement or consummating the transactions contemplated hereby.

                        "Permitted Liens" means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', materialmen's or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                        "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

                        "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

                        "Representatives" means, when used with respect to Parent, MergerCo or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and its Subsidiaries.

                        "Requisite Company Vote" means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.

                        "Special Committee" means a committee of the Company Board, the members of which are not affiliated with Parent or MergerCo and are not members of the Company's management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

                        "Subsidiary" means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital shares or other equity interests of such Person.

                        "Superior Proposal" means any bona fide written Takeover Proposal that the Company Board (acting through the Special Committee, if then in existence) determines in good faith (after consultation with a financial advisor of nationally recognized reputation) (x) is reasonably likely to be consummated (if accepted) and (y) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors (or the Special Committee, as applicable), (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company's shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent or MergerCo to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to "15%" in the definition of "Takeover Proposal" shall be deemed to be a reference to "50%".

                        "Takeover Proposal" means any inquiry, proposal or offer from any Person or group of Persons other than Parent or MergerCo relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company and its Subsidiaries, taken as a whole (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company and it Subsidiaries, taken as a whole, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

                        "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

                        "Tax" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, or joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

                        "Treasury Regulations" means the Treasury regulations promulgated under the Code.

                        "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

        Section 1.2    Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Affiliate Transaction	Section 4.21
Agreement	Preamble
Antitrust Division	Section 6.9(a)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Common Shares	Recitals
Company	Preamble
Company Assets	Section 4.6
Company Board	Section 4.2(a)
Company Board Recommendation	Section 4.2(a)
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.25
Company Permits	Section 4.18(a)
Company Proxy Statement	Section 4.5
Company SEC Documents	Section 4.8(a)
Company Stock Award Plan	Section 4.3(e)
Company Shareholders Meeting	Section 4.5
Debt Financing	Section 5.7
Debt Financing Letter	Section 5.7
Disclosed Contract	Section 4.12(a)
Dissenting Shares	Section 3.3(a)
Effective Time	Section 2.3
Employees	Section 6.7(a)
Equity Financing Letter	Section 5.7
Exchange Act	Section 4.5
Excluded Party	Section 6.4(c)
Excluded Share(s)	Section 3.1(b)
Expenses	Section 6.12
Extended End Date	Section 6.14(c)
Final Marketing Date	Section 6.14(c)
Financing	Section 5.7
Financing Letters	Section 5.7
First End Date	Section 6.14(c)
FTC	Section 6.9(a)
GAAP	Section 4.8(b)
Governmental Entity	Section 4.5
Guarantees	Recitals
Guarantors	Recitals
HSR Act	Section 4.5
Indemnified Parties	Section 6.8(a)
IRS	Section 4.13(b)
Legal Action	Section 4.11
Marketing Period	Section 6.14(c)
Maximum Premium	Section 6.8(b)
Measurement Date	Section 4.3(a)
Merger	Section 2.1
MergerCo	Preamble
MergerCo Termination Fee	Section 8.6(c)
Merger Consideration	Section 3.1(b)
New Financing Letters	Section 5.7
New Plans	Section 6.7(b)
No-Shop Period Start Date	Section 6.4(a)
NYSE	Section 4.5
Notice of Superior Proposal	Section 6.4(e)
Old Plans	Section 6.7(b)
Other Filings	Section 4.22
Parent	Preamble
Parent Expenses	Section 8.6(b)
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
PBGC	Section 4.13(d)
Preferred Shares	Section 4.3(a)
Required Information	Section 6.14(a)
Required Information Period	Section 6.14(c)
SEC	Section 4.5
Securities Act	Section 4.8(a)
Share(s)	Section 3.1(b)
SOX	Section 4.8(a)
Stock Options	Section 3.5(a)
Surviving Corporation	Section 2.1
Termination Fee	Section 8.6(a)
Voting Agreement	Recitals

ARTCILE II

THE TRANSACTIONS

        Section 2.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, at the Effective Time, (a) MergerCo will merge with and into the Company (the "Merger"), (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL, including Section 1701.82 thereof.

        Section 2.2    Closing. Unless otherwise mutually agreed in writing by the Company, Parent and MergerCo, the closing of the Merger (the "Closing") will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII as of any date, the Company, Parent and MergerCo shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions)). The date of Closing is referred to herein as the "Closing Date".

        Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the OGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the OGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        Section 2.4    Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the OGCL.

        Section 2.5    Articles of Incorporation; Code of Regulations. At the Effective Time, (a) the articles of incorporation of MergerCo as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended and (b) the code of regulations of MergerCo as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until thereafter amended.

        Section 2.6    Directors and Officers. The directors of MergerCo and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or code of regulations of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL SHARES

        Section 3.1    Effect on Capital Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, MergerCo or the Company or the holder of any capital shares of Parent, MergerCo or the Company:

                         (a)    Cancellation of Certain Common Shares. Each Common Share that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

                         (b)    Conversion of Common Shares. Each Common Share (each, a "Share" and collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an "Excluded Share" and collectively, the "Excluded Shares")) will be converted into the right to receive $22.50 in cash, without interest (the "Merger Consideration").

                         (c)    Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.

                         (d)    Conversion of MergerCo Capital Shares. Each common share, without par value, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one common share, without par value, of the Surviving Corporation.

        Section 3.2    Surrender of Certificates (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares) MergerCo will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the "Paying Agent") to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Promptly after the Effective Time, the Surviving Corporation will deposit, or cause to be deposited, with the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the "Payment Fund"). The Paying Agent will invest the Payment Fund as directed by the Surviving Corporation.

                         (b)    Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares to the Paying Agent on a book-entry account statement (it being understood that any references herein to Certificates shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

                         (c)    Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options, as the case may be, in respect of which such deduction and withholding was made.

                         (d)    No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.

                         (e)    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates six months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

                         (f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

        Section 3.3    Dissenting Shares.

                         (a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such shares (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair cash value of such shareholder's Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 1701.85 of the OGCL, or lost such shareholder's rights to appraisal of such shares under Section 1701.85 of the OGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares in the manner provided in this Article III or, if a portion of the Payment Fund deposited with the Paying Agent to pay for shares that become Dissenting Shares has been delivered to the Surviving Corporation in accordance with this Article III, upon demand to the Surviving Corporation.

                         (b)    The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        Section 3.4    Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

        Section 3.5    Treatment of Options and Other Equity Awards. (a) Each option to purchase Shares (collectively, the "Stock Options") outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Company an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment to each holder in respect of all Stock Options held rounded down to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

                         (b)    All Shares that were granted as restricted stock shall be treated for purposes of this Article III as though all forfeiture restrictions have lapsed and such shares are fully issued and outstanding.

                         (c)    Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 3.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation other than the payments provided in this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             Except as set forth in the letter (the "Company Disclosure Letter") delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), or as and to the extent set forth in the Company SEC Documents filed by the Company prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any section relating to forward looking statements), the Company hereby represents and warrants to Parent and MergerCo as follows:

        Section 4.1    Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or partnership power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its organizational or governing documents, except for such violations that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.2    Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement (including the recommendation of the Special Committee) (the "Company Board Recommendation") and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

                         (b)    This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors rights and remedies generally.

        Section 4.3    Capitalization; Options. (a)The Company's authorized capital shares consists solely of 60,000,000 Common Shares and 1,000,000 Serial Preferred Shares (the "Preferred Shares"). As of the close of business on April 22, 2007 (the "Measurement Date"), 35,178,646 Common Shares (including shares subject to restrictions) were issued and outstanding and no Preferred Shares were issued or outstanding. As of the Measurement Date, 2,834,811 Shares are held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding capital shares of the Company or the number of outstanding Stock Options. As of the Measurement Date, 746,686 Stock Options to purchase 746,686 shares of Common Shares were outstanding, with a weighted average exercise price of $13.98 per share. Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, the exercise price of each such Stock Option, and with respect to the Persons specified thereon, the number of Stock Options held by each such Person and the exercise prices thereof and Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Common Shares subject to restrictions that are outstanding as of the Measurement Date and with respect to the Persons specified therein, the number of Common Shares subject to restrictions held by each such Person. Except as set forth in this Section 4.3, there are no capital shares or securities or other rights convertible or exchangeable into or exercisable for capital shares of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include "phantom" stock or other commitments that provide any right to receive value or benefits similar to such capital shares, securities or other rights). Since the Measurement Date through the date of this Agreement, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 6.1 if made after the date of this Agreement.

                         (b)    All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

                         (c)    Except as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Common Shares, Preferred Shares, capital shares of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for capital shares of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company.

                         (d)    Other than the issuance of Shares upon exercise of Stock Options, and other than regular quarterly dividends announced prior to the date hereof, since February 1, 2006, the Company has not declared or paid any dividend or distribution in respect of any of the Company's securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company's securities, and their respective boards of directors have not authorized any of the foregoing.

                         (e)    Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a "Company Stock Award Plan") is listed (and identified as a Company Stock Award Plan) in Section 4.13(a) of the Company Disclosure Letter. The Company has provided or made available to MergerCo correct and complete copies of all Company Stock Award Plans and all forms of options and other stock-based awards (including award agreements) issued under such Company Stock Award Plans.

                         (f)    As of the date of this Agreement, neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person other than any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice, and other than pursuant to Disclosed Contracts.

        Section 4.4    Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company's Subsidiaries. All equity interests of the Company's Subsidiaries held by the Company or any Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). The Company does not own any equity interest in any Person other than in Subsidiaries of the Company.

        Section 4.5    Governmental Concerns. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a "Governmental Entity"), other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act"); (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement (the "Company Proxy Statement") relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the "Company Shareholders Meeting"); (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the "NYSE"); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.5(vi) of the Company Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.6    Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries ("Company Assets") are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (i) -- (vi), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.7    Voting. (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital shares of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the OGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

                         (b)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any capital shares of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.

        Section 4.8    Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2004 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the "Company SEC Documents"). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and each of the Company SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder ("SOX"), and the internal control report and attestation of the Company's outside auditors required by Section 404 of SOX.

                         (b)    Each of the audited and unaudited consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the audited and unaudited consolidated statements of income, changes in shareholders' equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                         (c)    The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

                         (d)    Since December 31, 2004, to the Company's Knowledge, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact on the Company and its Subsidiaries, taken as a whole, and except for any of the foregoing which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company, except, in the case of any of such matters (x) and (y) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.9    No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of December 31, 2006 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.10   Absence of Certain Changes or Events. (a) Since December 31, 2006, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                         (b)    Since December 31, 2006 and through the date of this Agreement, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent's consent, would violate any of the provisions of Section 6.1 or (ii) agreement or commitment to do any of the foregoing.

        Section 4.11   Litigation. There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a "Legal Action") pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company's or any such Subsidiary's business, the results of which investigation or any further Legal Action relating thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.12   Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral): (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which is a Contract with respect to any partnership or joint venture in which the Company or any of its Subsidiaries is a party; (iii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000; or (iv) which contains any provision that would prevent any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company), other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries from operating in a particular line or lines of business. Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii) and (iii) of this Section 4.12, whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a "Disclosed Contract".

                         (b)     (i) Each Company Contract that is not a Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect.

        Section 4.13   Employee Compensation and Benefit Plans; ERISA. (a) Section 4.13(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Benefit Plan. No entity is a member of the Company's "controlled group" (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.

                         (b)    With respect to each material Company Benefit Plan, if applicable, the Company has made available to MergerCo correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"); and (vi) all material communications with any domestic Governmental Entity given or received since January 1, 2005. There is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) at any time within the twelve months immediately following the date of this Agreement.

                         (c)    Except to the extent set forth on Section 4.13(c) of the Company Disclosure Letter, since January 1, 2005, there has not been any amendment or change in interpretation relating to any Company Benefit Plan which would, in the case of any Company Benefit Plan, materially increase the cost of providing benefits under such Company Benefit Plan.

                         (d)    With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the "PBGC")) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Company's Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan other than a plan listed on Section 4.13(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries would be reasonably expected to be liable for any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

                         (e)    Except as set forth in Section 4.13(e) of the Company Disclosure Letter, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its "controlled group" (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty, fine, (ii) Liens (other than Permitted Liens) or (iii) other liability imposed by ERISA, the Code or other applicable Laws, each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered by the Company in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws.

                         (f)    Except as set forth in Section 4.13(f) of the Company Disclosure Letter, there are no material Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents.

                         (g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any material Company Benefit Plan; (ii) increase any benefits otherwise payable under any material Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the material Company Benefit Plans; or (vi) result in the payment of any amount that would reasonably be expected to constitute a material "excess parachute payment," as defined in Section 280G(b)(1) of the Code.

                         (h)    With respect to any Company Benefit Plan or any of the Company or any of its Subsidiaries, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions.

                         (i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Each Company Benefit Plan that requires registration with a Governmental Entity has been properly registered, except where any failure to register, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                         (j)    Each material Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated in all material respects since January 1, 2005 either pursuant to a grandfathering exemption from Section 409A of the Code or in good faith compliance with Section 409A of the Code, the proposed regulations and other guidance issued thereunder. Each Stock Option has been granted with an exercise price no lower than "fair market value" (within the meaning of Section 409A of the Code) as of the grant date of such option, and no term of exercise of a Stock Option has been extended after the grant date of such Stock Option.

        Section 4.14   Labor Matters. (a) (i) As of the date of this Agreement except as set forth in Section 4.14 of the Company Disclosure Letter, and (ii) as of any date subsequent to the date of this Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (x) none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or threatened since January 1, 2006 or are being conducted or threatened, (y) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor Contract, and (z) there is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

                         (b)    To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any material liability or material obligation under the WARN Act or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any "plant closing" or "mass layoff" as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.

        Section 4.15   Taxes.

                         (a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete, except where the failure to properly prepare and timely file such Tax Returns or the failure of such Tax Returns to be true, correct and complete would not, individually or in the aggregate, have a Company Material Adverse Effect.

                         (b)    The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them, except with respect to Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP and except where such failure to fully and timely pay such Taxes would not individually or in the aggregate have a Company Material Adverse Effect. The Company and its Subsidiaries have made adequate provision in all material respects for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2006 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any material amount of Tax since December 31, 2006 except in the ordinary course of business consistent with past practice.

                         (c)    As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material amount of Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

                         (d)    No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for audits or other proceedings that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                         (e)    There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens or Liens which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.

                         (f)    Since January 1, 2003, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or other than an affiliated group that did not include a Person other than a Subsidiary.

                         (g)    The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, have a Company Material Adverse Effect.

                         (h)    Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.

                         (i)    Neither the Company nor any of its Subsidiaries has distributed shares of another Person or had its shares distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement.

                         (j)    Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations promulgated thereunder that has not been properly disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

                         (k)    The Company has made available to MergerCo correct and complete copies of (i) all United States Federal Income Tax Returns filed by the Company or any of its Subsidiaries with respect to periods beginning after December 31, 2002 and (ii) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, tax opinions, and similar documents or communications sent to or received by the Company or any of its Subsidiaries after December 31, 2002 relating to material Taxes.

                         (l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax Law) executed on or prior to the Closing Date, which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

                         (m)    Neither the Company nor any of its Subsidiaries is party to any gain recognition agreement under Section 367 of the Code, which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.16  Environmental Liability. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been since January 1, 2002 in compliance with all applicable Environmental Laws and have obtained or applied for, and are in compliance with, all necessary Environmental Permits; (ii) to the Company's Knowledge there have been no Releases of any Hazardous Materials at any location that are likely to (x) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, (y) cause the Company or any of its Subsidiaries to incur any liabilities under Environmental Law; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there are no Hazardous Materials at, on, under, or migrating to or from, any real property currently or to the Company's Knowledge, formerly owned, leased or operated by the Company, any of its Subsidiaries, or any their predecessors, in each case, requiring investigation, remediation or other response action by the Company pursuant to Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any Order or agreement with any third party imposing any liability under any Environmental Law and (vi) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability under any Environmental Law that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

        Section 4.17   Title to Real Properties. The Company and each of its Subsidiaries has good and valid title in fee simple to all its owned real property, as reflected in the most recent balance sheet included in the audited financial statements included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens (other than the Permitted Liens), except for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each of its subsidiaries have good and valid leasehold interests in all real property leased by them, except for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries lease any real or personal property are in good standing, valid and effective against the Company and, to the Company's Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or the counterparties thereto, other than failures to be in good standing, valid and effective and defaults under such leases which have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.18   Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (collectively, the "Company Permits"), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in a Company Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                         (b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the businesses of the Company and its Subsidiaries is, and since December 31, 2004 has been, operated and conducted solely in compliance with all applicable Laws and (ii) neither the Company nor any of its Subsidiaries is, or since December 31, 2004, has been, in conflict with, or in default or violation of, any Laws applicable to the Company or such Subsidiary.

        Section 4.19   Intellectual Property.

                         (a)    Section 4.19(a) of the Company Disclosure Letter sets forth (i) all registered and applied for U.S. Intellectual Property owned by the Company or its Subsidiaries; (ii) to the Knowledge of the Company, all registered and applied for non-U.S. Intellectual Property owned by the Company or its Subsidiaries; and (iii) all material licenses to which the Company or its Subsidiaries are party.

                         (b)    The Company and its Subsidiaries own or have a valid right to use all Company Intellectual Property, except where the failure to have such rights would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement shall not alter or impair such rights.

                         (c)    The operation of the business of the Company and its Subsidiaries has not in the past, and does not currently, infringe upon, violate or misappropriate any Intellectual Property of any third party, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has received notice of any threatened claims alleging any of the foregoing, or is aware of any facts that would support a claim of the foregoing, including any claim that the Company or its Subsidiaries must license or refrain from using any Intellectual Property of a third party, in either case that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

                         (d)    The Company and its Subsidiaries have taken commercially reasonable steps to preserve and maintain the Company Intellectual Property owned by the Company or its Subsidiaries. No third party is infringing any Company Intellectual Property owned by the Company or its Subsidiaries except where such infringement would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.20   Takeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations contained in each "fair price", "moratorium", "control share acquisition", "business combination" or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws applicable to the transactions contemplated by this Agreement, including without limitation Chapters 1701 and 1704 of the Ohio Revised Code, will not apply with respect to or as a result of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the shareholders or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided or made available to MergerCo.

        Section 4.21  Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Document, Section 4.21 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an "Affiliate Transaction"), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since December 31, 2004, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided or made available to MergerCo correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

        Section 4.22   Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the "Other Filings") will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

        Section 4.23  Foreign Corrupt Practices Act. None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

        Section 4.24  Purchase and Sale Agreements. No claims for indemnification under any prior purchase and sale agreements to which the Company or any Subsidiary of the Company is a party (a) have been made against the Company or any Subsidiary of the Company by any counterparty thereto in the last five years, (b) as of the date hereof are pending or threatened by the Company or any Subsidiary of the Company or (c) to the Knowledge of the Company are pending or threatened against the Company or any Subsidiary of the Company by any counterparty thereto, except in the case of each of clauses (a), (b) or (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.25  Opinion of Financial Advisors. KeyBanc Capital Markets and William Blair & Company (collectively, the "Company Financial Advisors") have each delivered to the Special Committee their written opinions to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinions, the Merger Consideration is fair to the shareholders of the Company (other than Parent and its affiliates) from a financial point of view. The Company has provided or made available to MergerCo a correct and complete copy of both such opinions. The Company has obtained the authorization of the Company Financial Advisors to include a copy of each of their opinions in the Company Proxy Statement.

        Section 4.26  Brokers and Finders. Other than the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided or made available to MergerCo a correct and complete copy of all agreements between the Company and the Company Financial Advisors under which the Company Financial Advisors would be entitled to any payment relating to the Merger or such other transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby represent and warrant to the Company as follows:

        Section 5.1    Organization. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Parent and MergerCo has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

        Section 5.2    Corporate Authorization. Each of Parent and MergerCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo.

        Section 5.3    Enforceability. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms.

        Section 5.4    Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of the NYSE; (v) the pre-merger notification required under (A) the HSR Act and (B) the competition or merger control Laws of any other applicable jurisdiction; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.5    Non-Contravention. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not:

                         (i)    contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or MergerCo; or

                         (ii)    contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or MergerCo or any of their Subsidiaries or by which any assets of Parent or MergerCo or any of their Subsidiaries are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.6    Information Supplied. None of the information supplied by or on behalf of Parent or MergerCo for inclusion in the Company Proxy Statement or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.7    Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date of this Agreement (the "Debt Financing Letter"), pursuant to which Goldman Sachs Credit Partners L.P. has committed, subject to the terms thereof, to lend the amounts set forth therein (the "Debt Financing"), and (ii) the equity commitment letter, dated as of the date of this Agreement, from funds managed by GS Capital Partners (the "Equity Financing Letter", and together with the Debt Financing Letter, the "Financing Letters"), pursuant to which such parties have committed, subject to the terms thereof, to provide or cause to be provided the cash amounts set forth therein (together with the Debt Financing, the "Financing"). Prior to the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Letters are in full force and effect. Notwithstanding anything in this Agreement to the contrary, the Debt Financing Letter may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the "New Financing Letters") which replace the existing Debt Financing Letter and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters shall not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Letter in any respect that would reasonably be expected to make such conditions less likely to be satisfied or (b) reasonably be expected to delay the Closing. In such event, the term "Financing Letter" as used herein shall be deemed to include the New Financing Letters to the extent then in effect.

        Section 5.8    Capitalization of MergerCo. The authorized capital shares of MergerCo consists solely of 1,000 common shares, without par value, 100 of which are validly issued and outstanding. All of the issued and outstanding capital shares of MergerCo is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. MergerCo has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement, including the Financing.

ARTICLE VI

COVENANTS

        Section 6.1    Conduct of Business Prior to the Closing. Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, from the date of this Agreement, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), from the date of this Agreement, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

                         (a)    propose or adopt any changes to the Company Organizational Documents;

                         (b)    make, declare, set aside, or pay any dividend or distribution on any shares of its capital shares, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business; provided, that the Company may declare and pay regular quarterly dividends, in each case not to exceed $.0525 per Common Share, consistent with past practice as to timing;

                         (c)     (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital shares, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of its capital shares or any securities or other rights convertible or exchangeable into or exercisable for any of its capital shares or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any of its capital shares or any securities or other rights convertible or exchangeable into or exercisable for any of its capital shares or such securities or rights (other than pursuant to the exercise of Stock Options, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement), (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital shares or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

                         (d)     (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except, in the case of officers and employees, for annual cash compensation increases and benefit adjustments in the ordinary course of business consistent with past practice and existing contractual commitments, (ii) grant any severance or termination pay to any of its past or present directors, officers, employees, or other service providers, other than pursuant to Contracts or policies in effect on the date hereof, (iii) enter into any new employment or severance agreement with any of its past or present directors, officers, employees, or other service providers, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a "rabbi trust" or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, or (vii) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by applicable Laws or by existing Company Benefit Plans set forth in Section 4.13(a) of the Company Disclosure Letter;

                         (e)    merge or consolidate the Company or any of its Subsidiaries with any Person;

                         (f)    sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice;

                         (g)    mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

                         (h)    make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination that exceed, in the aggregate, $2 million or make any property transfer(s) or material purchase(s) of any property or assets, to or from any Person (other than a wholly owned Subsidiary of the Company) that exceed, in the aggregate, $2 million;

                         (i)    enter into, renew, extend, amend or terminate any Contract that is a Disclosed Contract or would be a Disclosed Contract if it had been entered into on or prior to the date hereof;

                         (j)    incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in either case other than any of the foregoing that is both in the ordinary course of business and would not cause any condition set forth in the Debt Financing Letter not to be satisfied;

                         (k)    make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $500,000 in the aggregate for all such loans, advances, contributions, acquisitions and investments, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice;

                         (l)    authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1 million above the capital expenditures provided for in the Company's budget for the remaining portion of fiscal year 2007 (a copy of which 2007 budget has been provided or made available to MergerCo);

                         (m)    change its financial accounting policies or procedures in effect as of December 31, 2006, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

                         (n)    waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $250,000 individually or $1 million in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

                         (o)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);

                         (p)    other than in the ordinary course of business consistent with past practice or to the extent required by law, settle or compromise any Tax audit, liability, claim or assessment for an amount in excess of $1 million, change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period, change any material Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement;

                         (q)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

                         (r)    agree or commit to do any of the foregoing.

        Section 6.2    Other Actions. Parent, MergerCo and the Company will not, and will cause their respective Subsidiaries not to, take or omit any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4(e).

        Section 6.3    Access to Information; Confidentiality. Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, Parent and its Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege or would violate the terms of a confidentiality agreement, provision or like obligation (provided, that the Company shall use all reasonable efforts to obtain a waiver therefrom for the benefit of Parent) with respect to such books, records and other information. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

        Section 6.4    No Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on the date that is 45 days after the date of this Agreement (the "No-Shop Period Start Date"), the Company, its Subsidiaries and its and its Subsidiaries' Representatives shall have the right (acting through the Special Committee) to: (i) initiate, solicit or encourage (including by way of providing information, but only pursuant to an Acceptable Confidentiality Agreement) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal; provided that the Company shall concurrently disclose to Parent the same non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access if such non-public information has not previously been disclosed to Parent; and (ii) participate or engage in discussions or negotiations with respect to a Takeover Proposal, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal.

                         (b)    (i) From the No Shop Period Start Date until the Effective Time, except as specifically permitted in Section 6.4(e), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Representatives not to, directly or indirectly:

                         (A)    initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

                         (B)    participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal; or

                         (C)    resolve, propose or agree to do any of the foregoing.

                                (ii)    From the date of this Agreement until the Effective Time, except as specifically permitted in Section 6.4(e), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Representatives not to, directly or indirectly:

                         (A)    withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent or MergerCo;

                         (B)    approve, endorse or recommend any Takeover Proposal;

                         (C)    enter into any letter of intent, understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

                         (D)    resolve, propose or agree to do any of the foregoing.

                         (c)    Except with respect to any Takeover Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 6.4(e)(i) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting a Takeover Proposal, an "Excluded Party"), on the No-Shop Period Start Date the Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal, and the Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person's consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information provided to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company's obligations under this Section 6.4. Notwithstanding anything contained in Section 6.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the Company Board (acting through the Special Committee), to satisfy the requirements of Section 6.4(e). Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

                         (d)    The Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or its or its Subsidiaries' Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(e). Except in accordance with Section 6.4(e), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Notwithstanding the foregoing provisions of this Section 6.4(d), prior to the No-Shop Period Start Date, as to any Takeover Proposal received by the Company or any of its Subsidiaries or Representatives from any Excluded Party, the Company shall only be required to promptly (and in any event within 48 hours) notify Parent, orally and in writing, of such Takeover Proposal received by the Company or any of its Subsidiaries or Representatives from such Excluded Party, including the identity of such Excluded Party, the material terms of such Takeover Proposal and copies of any written communication received from such Excluded Party.

                         (e)    Notwithstanding the foregoing, if the Company has otherwise complied with its obligations under this Section 6.4, prior to the receipt of the Requisite Company Vote:

                         (i)    the Company may engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (acting through the Special Committee, if then in existence) determines in good faith (1) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws;

                         (ii)    the Company may furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, the Company Board (acting through the Special Committee) determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent;

                         (iii)    the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent if the Company Board (acting through the Special Committee) has determined in good faith, after receiving the advice of outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company shall have given Parent prompt written notice advising Parent of (x) the decision of the Company Board (acting through the Special Committee) to take such action and (y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent five Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) the Company Board (acting through the Special Committee) shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel, that such withdrawal, modification or amendment of the Company Board Recommendation is required to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that, in the event the Company Board (acting through the Special Committee) does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 6.4(e)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification;

                         (iv)    if the Company Board (acting through the Special Committee) determines in good faith after receiving the advice of its financial advisors and outside legal counsel, in response to a bona fide written Takeover Proposal that was unsolicited (or that was solicited in accordance with Section 6.4(e)(i)) and that did not otherwise result from a breach of this Section 6.4 in any material respect, that such Takeover Proposal constitutes a Superior Proposal, (A) the Company may terminate this Agreement, (B) the Company Board may approve or recommend such Superior Proposal to its shareholders, and/or (C) immediately prior to or concurrently with the termination of this Agreement, enter into any letter of intent, understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement or approve or recommend such Superior Proposal pursuant to this Section 6.4(e)(iv), and any purported termination or approval pursuant to this Section 6.4(e)(iv) shall be void and of no force or effect, unless the Company prior to or concurrently with such action pursuant to this Section 6.4(e)(iv) pays to Parent the Termination Fee; and provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.4(e)(iv) and the Company Board may not approve or recommend any Superior Proposal unless (I) the Company has provided a written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company has received a Superior Proposal and including all information required by Section 6.4(e)(iii)(A)(y) and (II) Parent does not, within five Business Days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the Company Board in good faith after receiving the advice of its financial advisors and outside legal counsel, results in the applicable Takeover Proposal no longer being a Superior Proposal (provided that, during such five Business Day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

                         (f)    Section 6.4(e) shall not prohibit the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or, (y) rejects such other Takeover Proposal.

                         (g)    Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Parent or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.

                         (h)    Without the prior written consent of the Company, none of Parent, MergerCo or any of their Affiliates shall (i) contact or engage in discussions with any Excluded Party or any party submitting a Takeover Proposal, in each case related to a Takeover Proposal or a potential Takeover Proposal, (ii) issue any press release or other public announcement regarding the receipt by the Company of a Takeover Proposal from any other party, (iii) take any action that is prohibited by the terms of the Confidentiality Agreement or (iv) other than in the ordinary course of business or as permitted by the terms of this Agreement or by applicable Law, take any other action that will, or that is intended to, dissuade any other party from making a Takeover Proposal.

        Section 6.5    Notices of Certain Events. (a)The Company will notify Parent promptly of (i) any communication from (x) any Governmental Entity or (y) any counterparty to any Contract that alone, or together with all other Contracts with respect to which communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.2(a) or 7.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company will consult with Parent and its Representatives so as to permit the Company, Parent and MergerCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

                         (b)    Parent will notify the Company promptly of (i) any communication from any Governmental Entity alleging that the consent of such Governmental Entity (or other Governmental Entity) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.3(a) or 7.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed.

        Section 6.6    Proxy Material; Shareholder Meeting. (a) In connection with the Company Shareholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the Merger. Parent shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Parent will cooperate to (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response and (ii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law.

                         (b)    The Company Proxy Statement will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 6.4(e).

                         (c)    The Company will call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. The written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) will be required to adjourn or postpone the Company Shareholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Company Shareholders Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws. The Company will (a) use all commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and (b) subject to Section 6.4(e), take all other commercially reasonable action necessary to secure the Requisite Company Vote.

        Section 6.7    Employees; Benefit Plans

                         (a)    The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. For a period of one year following the Closing Date, the Surviving Corporation will provide all current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation ("Employees") (other than those covered by an individual agreement providing severance benefits outside the Company's severance policies) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company's severance policies as in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

                         (b)    Following the Effective Time, (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such newly adopted employee benefit plan of the Surviving Corporation (a "New Plan") replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                         (c)    No provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

        Section 6.8    Directors' and Officers' Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent will not be unreasonably withheld, delayed or conditioned) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.

                         (b)    The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.

                         (c)    The provisions of this Section 6.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

                         (d)    Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or code of regulations (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

                         (e)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

        Section 6.9    Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which consent will not be unreasonably withheld, delayed or conditioned), (iii) making, as promptly as practicable, appropriate filings under any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

                         (b)    Parent and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. The Company shall not file any such document or take such action if Parent has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VII to not be satisfied. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned).

                         (c)    Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

                         (d)    Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

                         (e)    The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Parent and its Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

        Section 6.10   Public Announcements None of Parent, MergerCo or the Company will issue any such press release or make any such public statement without the prior written consent of the other parties (which consent will not be unreasonably withheld, delayed or conditioned), except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or NYSE requirements, in which case that party will use all reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

        Section 6.11   Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act.

        Section 6.12   Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement ("Expenses") will be paid by the party incurring those Expenses, except as otherwise provided in Sections 6.14 and 8.6.

        Section 6.13   Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

        Section 6.14   Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause their respective Representatives, including legal and accounting, to provide, all cooperation requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) furnishing Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Letters at the time during the Company's fiscal year such offerings will be made (the "Required Information"), (iv) satisfying the conditions precedent to the availability of the Financing as set forth in the Debt Financing Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, and (vi) taking all actions necessary to permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing. The Company shall use commercially reasonable efforts to take the following actions at the Closing: (A) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (B) obtaining accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (C) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (D) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company.

                         (b)    Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letters, Parent shall use all reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

                         (c)    For purposes of this Agreement, (i) "Marketing Period" means a period commencing on the date of this Agreement and ending on the Final Marketing Date, (ii) "Final Marketing Date" means the First End Date; provided, that if on or prior to the First End Date, Parent delivers a written notice to the Company extending the Final Marketing Date to the Extended End Date, then the Final Marketing Date shall mean the Extended End Date (such written notice shall include a list of the form and type of Required Information that is necessary for the Company to deliver to Parent in order for December 15, 2007 to be the Final Marketing Date (subject to any form or type of information subsequently identified by Parent that was omitted in good faith or that has become customary, the failure of which to include in the offering materials would cause such offering materials to contain an untrue statement of a material fact or omit to state a material fact necessary to be stated in such offering material in order to make the statements in the offering documents, in the light of the circumstances under which they were made, not misleading)), (iii) "First End Date" means (x) October 5, 2007 if the immediately preceding 30 calendar-day period is a Required Information Period or (y) if the 30 calendar-day period immediately preceding October 5, 2007 is not a Required Information Period, then the first date after October 5, 2007 that is the final day of a Required Information Period, (iv) "Extended End Date" means (x) December 15, 2007 if the immediately preceding 30 calendar-day period is a Required Information Period or (y) if the 30 calendar-day period immediately preceding December 15, 2007 is not a Required Information Period, then the first date after December 15, 2007 that is the final day of a Required Information Period, and (v) "Required Information Period" means a period of 30 consecutive calendar days (x) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information and (y) throughout and at the end of which the conditions set forth in Section 7.1 and Section 7.2 (other than the receipt of the certificates referred to therein) shall be satisfied and nothing material has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the closing of the transactions contemplated by this Agreement were to be scheduled for any time during such 30-consecutive-calendar day period.

        Section 6.15   Resignations. To the extent requested by Parent in writing prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company's Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

        Section 6.16   Shareholder Litigation. The Company shall give Parent and MergerCo the opportunity to participate (at their own expense) in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without MergerCo's prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS

        Section 7.1    Mutual Conditions to Closing. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                         (a)    Company Shareholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

                         (b)    Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated and (ii) all other approvals or consents identified in Schedule 7.1(b)(iii) shall have been obtained except those approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In the case of the obligation of Parent and MergerCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any condition, limitation, requirement, or Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

                         (c)    No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 7.2    Conditions to Obligation of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

                         (a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.2 (Corporate Authority), Sections 4.3(a) -- (d) (Capitalization) and Section 4.7(a) (Vote Required) shall be true and correct in all respects (except, in the case of Sections 4.3(a) -- (d) for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or Company Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                         (b)    Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

                         (c)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, state of fact, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                         (d)    Officers Certificate. Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

                         (e)    Tax Certificate. Parent shall have received a duly executed affidavit of the Company issued pursuant to and in compliance with Treasury Regulation section 1.897-2(h) and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Code Section 897 and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

        Section 7.3   Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

                         (a)    Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or Parent Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and MergerCo to consummate the transactions contemplated hereby.

                         (b)    Performance of Covenants. Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

                         (c)    Officers Certificate. The Company will have received a certificate, signed by an officer of Parent and MergerCo, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination by Mutual Consent. This Agreement may be terminated, whether before or after receipt of the Requisite Company Vote, at any time prior to the Effective Time by mutual written consent of Parent and the Company.

        Section 8.2    Termination by Either MergerCo or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

                         (a)    whether before or after receipt of the Requisite Company Vote, if the Merger has not been consummated on or prior to December 15, 2007, except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

                         (b)    if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

                         (c)    whether before or after receipt of the Requisite Company Vote, if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

        Section 8.3    Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

                         (a)    if (i) the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board resolves or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 6.4; or

                         (b)    if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured by the Company within 20 Business Days after the Company's receipt of written notice of such breach or failure from Parent.

        Section 8.4    Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

                         (a)    if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (b) has not been cured by Parent or MergerCo within 20 Business Days after Parent's receipt of written notice of such breach or failure from the Company; or

                         (b)    if the Company enters into an agreement with respect to a Superior Proposal in compliance with the provisions of Section 6.4(e)(iv) and prior to or concurrently with such termination the Company pays the Termination Fee to Parent in accordance with Section 8.6.

        Section 8.5    Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party); provided, that, nothing in this Section 8.5 (including termination) shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement. The provisions of Section 6.10, Section 6.12, this Section 8.5, Section 8.6 and Article IX, and any applicable definitions in Article I will survive any termination of this Agreement.

        Section 8.6    Fees and Expenses. (a) The Company will pay, or cause to be paid, to Parent an amount equal to $25 million (the "Termination Fee"), net of any Parent Expenses previously paid by the Company:

                         (i)    if this Agreement is terminated by Parent pursuant to Section 8.3(a) and a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, has not been made known to or proposed to the Company or otherwise publicly announced or disclosed prior to such termination, in which event payment will be made within two Business Days after such termination;

                         (ii)    if this Agreement is terminated by the Company pursuant to Section 8.4(b), in which event payment will be made prior to or concurrently with the time of termination; or

                         (iii)    if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed prior to termination of this Agreement, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b), by Parent pursuant to Section 8.3(a) or by Parent pursuant to Section 8.3(b), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal (and such Takeover Proposal is ultimately consummated) or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on the date on which the Company consummates such Takeover Proposal. For purposes of the foregoing clause (C) only, references in the definition of the term "Takeover Proposal" to the figure "15%" will be deemed to be replaced by the figure "50%."

                         (b)    In the event that this Agreement is terminated under the provisions referred to in clause (B) of Section 8.6(a)(iii) and the circumstances referred to in clause (A) of Section 8.6(a)(iii) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(a)(iii) shall not have occurred, then the Company shall pay, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent's and MergerCo's actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent or MergerCo and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement ("Parent Expenses"), which amount shall not be greater than $10 million; provided, that, the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.6(a)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.6(b); provided, further, that, the payment by the Company of Parent Expenses pursuant to this Section 8.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.6(a)(iii); and provided, further, that in the event that Parent Expenses are paid and Parent subsequently becomes entitled to the Termination Fee pursuant to Section 8.6(a)(iii), then payment of the Termination fee shall be net of the Parent Expenses previously paid by the Company.

                         (c)    If (i) the Company terminates this Agreement pursuant to Section 8.4(a) as a result of a breach by Parent or MergerCo of their respective obligation to effect the Closing pursuant to Section 2.2 and satisfy its obligations under Article II, and (ii) Parent and MergerCo fail to effect the Closing, then MergerCo shall pay $25 million (the "MergerCo Termination Fee") to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination); provided, however, that if Parent extends the Final Marketing Date to the Extended Marketing Date pursuant to Section 6.14(c), then the MergerCo Termination Fee shall be $35 million if such termination occurs after the First End Date (and in such case, all references to the MergerCo Termination Fee in this Agreement shall then mean $35 million).

                         (d)    The parties hereto acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.6 do not constitute a penalty. If a party hereto fails to pay another party any amounts due to the other party pursuant to this Section 8.6 within the time periods specified in this Section 8.6, the failing party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                         (e)    Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.12.

                         (f)    Notwithstanding anything to the contrary in this Agreement, (i)(A) in the event that Parent or MergerCo breaches its respective obligation to effect the Closing pursuant to Section 2.2 and satisfy its obligations under Article II and (B) Parent and MergerCo fail to effect the Closing and satisfy such obligations (and Parent and MergerCo are not otherwise in breach of this Agreement, including their respective obligations pursuant to Section 6.14) such that the condition set forth in Section 7.3(b) would not be satisfied, then the Company's right to terminate this Agreement and receive the MergerCo Termination Fee from MergerCo pursuant to Section 8.6(c) or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, MergerCo, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or MergerCo and the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, no Person shall have any rights under any Equity Financing Letter, whether at law or equity, in contract, in tort or otherwise, and none of Parent, MergerCo, the Guarantors or any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and MergerCo for such losses or damages shall be limited to the amount of the MergerCo Termination Fee, (B) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (C) in no event shall the Company seek to recover any money damages in excess of such amounts from Parent, MergerCo, the Guarantors or their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, shareholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents in connection herewith or therewith. Subject to Section 9.12, and other than in the case of a willful or intentional breach, Parent and MergerCo agree that to the extent MergerCo, Parent or Parent's stockholders have incurred losses or damages in connection with a breach of this Agreement by the Company, the maximum liability of the Company and any of its Affiliates, shareholders, directors, officers, employees, assignees or agents for such losses or damages shall be limited to $25 million.

                         (g)    Any amount that becomes payable pursuant to Section 8.6(a), 8.6(b) or 8.6(c) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or MergerCo be required to pay the Termination Fee or the MergerCo Termination Fee, respectively, on more than one occasion.

        Section 8.7    Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

        Section 8.8    Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement and the Company Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words "include," "includes" and "including" are not limiting and will be deemed to be followed by the phrase "without limitation." The phrases "herein," "hereof," "hereunder" and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word "or" will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

        Section 9.2    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.2 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with their terms and (b) terminate as of the Effective Time.

        Section 9.3    Governing Law. Except to the extent the laws of the State of Ohio are mandatorily applicable to the Merger, this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

        Section 9.4    Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in Section 9.6 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 9.5    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

        Section 9.6    Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or MergerCo, to:

c/o GS Capital Partners

85 Broad Street
New York, New York 10004
Facsimile: (212) 357-5505
Attention: Joseph Gleberman

Jack Daly

with copies (which will not constitute notice to Parent or MergerCo) to each of:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Facsimile: (212) 859-4000

Attention: Robert C. Schwenkel, Esq.

Christopher Ewan, Esq.

If to the Company, to:

Myers Industries, Inc.
1293 S. Main St.
Akron, OH 44301
Facsimile: (330) 761-6290
Attention: John C. Orr

with a copy (which will not constitute notice to the Company) to:

Benesch Friedlander Coplan & Aronoff LLP
200 Public Square
2300 BP Tower
Cleveland, OH 44114
Facsimile: (216) 363-4588
Attention: Megan L. Mehalko, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.6 and appropriate confirmation is received.

        Section 9.7   Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Guarantees, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 9.8    No Third-Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

        Section 9.9    Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and
(b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

        Section 9.10   Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

        Section 9.11   Assignment. This Agreement may not be assigned by operation of Law or otherwise; provided that each of Parent and MergerCo may, without prior written consent of the Company, (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliates' financing sources (in any or all of which cases each of Parent and MergerCo nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.11 will be null and void.

        Section 9.12   Remedies. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and MergerCo shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 9.13   Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

        Section 9.14   Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MYERS INDUSTRIES, INC.

By: /s/ John C. Orr

Name: John C. Orr

Title: President and CEO

MYEH CORPORATION

By: /s/ Joseph Gleberman

Name: Joseph Gleberman

Title: Authorized Signatory

MYEH ACQUISITION CORPORATION

By: /s/ Joseph Gleberman

Name: Joseph Gleberman

Title: Authorized Signatory